REVOLVING FINANCING AND ASSIGNMENT AGREEMENT

THIS REVOLVING FINANCING AND ASSIGNMENT AGREEMENT (the “Agreement”) is made as of May 17, 2024 by and between Jones Soda Co. (USA) Inc. a Washington corporation (“Client”) and Amerisource Funding, Inc., a Texas corporation (“Amerisource”) (each a “Party” and, collectively herein, the “Parties”).

1.     Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1. “    Advance Rate” – Eighty percent (80%).

1.2. “    Additional Collateral Reserves” – a reserve established by Amerisource in the amount of ten percent (10%) of the amount otherwise available for distribution from Client’s Reserve Account; which amount may be reviewed by Amerisource from time-to-time in its permitted discretion.

1.3. “    Availability” - A calculation on a Daily Availability Report which reflects the total amount of Client’s Reserve Account which is available for disbursement to Client at a given point in time; equal to the Face Amount of all Purchased Accounts less the Required Reserve Amount.

1.4. “    Closed” - A Purchased Account is closed upon the first to occur of: (a) receipt of full payment by Amerisource, or (b) the unpaid Face Amount has been charged to the Reserve Account by Amerisource pursuant to the terms hereof.

1.5. “    Daily Availability Report” - A report, a sample of which appears in Exhibit “A”, prepared by Amerisource from time to time reflecting a calculation of the portion of Client’s Reserve Account which is available for disbursement at a given point in time.

1.6. “    Face Amount” - The face amount due on an Account at the time of purchase of such Account.

1.7. “    Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.8. “    Invoice Transmittal” - A form wherein Client lists such of its Accounts as it requests that Amerisource purchase under the terms of this Agreement. For Accounts submitted by Client electronically to Amerisource, an Electronic Transfer of Sales document may serve as an Invoice Transmittal.

1.9. “    Total Credit Facility” – Two million dollars ($2,000,000.00). The Revolving Credit Facility Account Limit may be reviewed and amended by Amerisource from time to time as necessary to accommodate Client’s growth in working capital needs.

1.10. “    Obligations” - All present and future obligations owing by Client to Amerisource arising hereunder or otherwise, whether arising before, during or after the commencement of any Bankruptcy Case in which Client is a Debtor.

1.11. “    Purchased Accounts” - Accounts purchased by Amerisource from Client hereunder which have not been Closed.

1.12.      “Repurchased” - An Account has been repurchased when Client has paid to Amerisource the then unpaid Face Amount.

1.13. “    Required Reserve Amount” - The amount required to be held in Client’s Reserve Account to ensure Client’s performance with the provisions hereof; including, but not limited to the Additional Collateral Reserves (as defined herein).

1.14. “    Reserve Account” - A bookkeeping account on the books of Amerisource where the Face Amount of all Purchased Accounts is initially credited, a portion of which is maintained by Amerisource to ensure Client's performance with the provisions hereof.

1.15. “    Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

2.     Sale; Purchase Price; Reserve.

2.1.     Assignment and Sale.

2.1.1.     Client shall submit to Amerisource each day a sales ledger in electronic format, which shall be a complete and accurate detailed listing of all sales completed by the Client for that given date. All Invoices listed on each daily sales ledger shall represent Invoices billed in accordance with Generally Accepted Accounting Principles (“GAAP”) for goods delivered or services rendered and completed by Client for such day. Though an Invoice Transmittal may be included with each daily sales ledger, Client’s electronic submission of a sales ledger to Amerisource shall be effective as an Invoice Transmittal and shall automatically constitute the assignment and sale to Amerisource of any and all Invoices and Accounts included on such sales ledger, and all such Invoices and Accounts shall immediately become Purchased Accounts.

2.1.2.     Each Invoice Transmittal shall be accompanied by such documentation supporting and evidencing the Accounts listed thereon as Amerisource shall from time-to-time request.

2.1.3.     Amerisource’s initial payment of the Face Amount purchase price shall be applied and credited to Client’s Reserve Account.

2.2.     Daily Availability Report; Reserve Account.

2.2.1.     Client’s withdrawals, advances and disbursements from the Reserve Account shall be governed by a calculation of Availability, as determined by a Daily Availability Report to be prepared or modified by Amerisource from time to time and in its sole discretion, a sample of which appears in Exhibit “A”.

2.2.2.     Each Daily Availability Report shall set forth a calculation of the amount available for withdrawal by Client, as well as the amounts which must be held in the Client’s Reserve Account as the Required Reserve Amount. Amounts may be held in the Reserve Account as Required Reserve Amount to ensure Client’s performance with the provisions hereof, as well as to secure Obligations and the Repurchase or anticipated Repurchase of the following ineligible or impaired Accounts: (a) Accounts, the payment of which has been disputed by the Account Debtor obligated thereon, Amerisource being under no obligation to determine the bona fides of such dispute, (b) any Account for which Client has breached its obligation under Section 13 herein, (c) any Account owing from an Account Debtor which in Amerisource’s reasonable credit judgment has become insolvent, (d) any Accounts owing from an Account Debtor in excess of the credit limit established by Amerisource for such Account Debtor, (e) all or any Purchased Accounts upon the occurrence of an Event of Default or upon the termination date of this Agreement, (f) Accounts over ninety (90) days from original invoice date, (g) Accounts owing by an Account Debtor in excess of 15% of Client’s total eligible Purchased Accounts outstanding, (h) Accounts owing by entities related to Client by common ownership or control, (i) all Accounts owing by a given Account Debtor if at least 15% of such Account Debtor’s outstanding Accounts are deemed ineligible or impaired by Amerisource, (j) Accounts owing by Account Debtors domiciled outside of the United States of America (k) amounts owing as a contra-balance for any Account (l), and other Accounts or amounts which Amerisource determines from time to time in its sole credit or business judgment.

2.2.3.     Amerisource may require that Client Repurchase, by payment of the then unpaid Face Amount thereof or, at Amerisource’s option, by Amerisource’s adjustment to the Reserve Account any of the Accounts described in Section 2.2.2 above which are deemed uncollectible in Amerisource’s sole credit or business judgment. Any such Repurchase by Client shall not constitute reassignment of such Account.

2.2.4.     Client shall pay to Amerisource on demand the amount of any Reserve Shortfall.

2.2.5.     Amerisource may charge the Reserve Account with any Obligation. The Reserve Account, or any portion thereof, may also be held to secure the Obligations.

2.2.6.     Amerisource may pay any amounts due Client hereunder by a credit to the Reserve Account.

2.2.7.     Upon termination of this Agreement, Amerisource may retain the Reserve Account (i) sufficient to cover any Obligations that were either known or unknown to Amerisource at the time of termination, and (ii) unless and until Client has executed and delivered to Amerisource a general indemnity and mutual release in a form acceptable to Amerisource.

3.     Authorization for Purchases. Subject to the terms and conditions of this Agreement, Amerisource is authorized to purchase Accounts and/or approve and release disbursement requests upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Client.

4.     Interest Rate. Client shall pay to Amerisource on a monthly basis an interest rate equal to the prime rate plus 3.50% per annum, to be calculated and charged monthly by Amerisource based on the average outstanding balance of all funds employed for all Obligations. The prime rate of interest shall be determined as published and updated from time to time in the Wall Street Journal, but in no event shall be less than 6.00% per annum (the “Floor”).

5.     Collateral Management Fee. Client shall pay to Amerisource on a monthly basis a Collateral Management Fee of 0.15% to be assessed monthly on the Total Credit Facility.

6.     Commitment Fee. Client shall pay to Amerisource a Commitment Fee of 1.00% of the current Total Credit Facility, paid annually. Fee is earned upon formal approval and issuance of commitment letter by Amerisource, payable one half at the time of Amerisource approval and commitment to Client and one half at the time of initial funding of the facility. Future renewals or extensions of the maturity date of this Agreement shall also include a Commitment Fee, calculated based on the Total Credit Facility in effect at the time of the renewal or extension. Increases in the Total Credit Facility prior to the maturity date shall only be assessed a Commitment Fee for the incremental amount of the actual increase in the Total Credit Facility.

7.     Non-Usage Fee: A fee of 0.25% to be assessed quarterly on the difference between the Client’s average daily outstanding loan balance and the Total Credit Facility.

8.     Over-Advances. As inducement to Client to maintain the Reserve Account at required levels to secure the Repurchase or anticipated Repurchase of ineligible or impaired Accounts, Client agrees to pay Amerisource on demand a per diem penalty of 0.20% of the amount of any Reserve Shortfall.

9.     Security Interest.

9.1.     As collateral securing the Obligations, Client grants and assigns to Amerisource a continuing security interest in and to all of its now owned and hereafter acquired personal property and fixtures, and all direct and indirect proceeds thereof (including proceeds of proceeds), including without limitation Accounts, Chattel Paper, Goods (including Inventory and Equipment), Instruments, Investment Property, Documents, General Intangibles, and all Intellectual Property (including Trademarks, Patents and Copyrights) (the “Collateral”).

9.2.     Notwithstanding the creation of the above security interest, the relationship of the Parties shall be that of purchaser and seller of accounts, and not that of lender and borrower.

10.     Authorization to Amerisource. Client hereby irrevocably authorizes Amerisource at Client's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Amerisource or Client, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Amerisource or Client, all steps, actions, suits or proceedings deemed by Amerisource necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Client and to receive and open mail addressed to Client, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien or security interest granted to Client by such account debtor), without affecting any of the Obligations, (e) pay any sums necessary to discharge any lien, security interest or encumbrance which is senior to, may become senior to, or impairs Amerisource's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Delinquency Charge shall accrue and shall be due and payable, (f) in order to complete funding transfers or disbursements, or to satisfy any of the Obligations, initiate electronic debit or credit entries through the Automated Clearinghouse system to any deposit account maintained by Client wherever located, (g) file in the name of Client or Amerisource, or both, mechanic’s or materialman’s liens or related notices, or claims under any payment bond, in connection with goods or services sold by Client in connection with the improvement of realty, (h) notify any Account Debtor obligated with respect to any Account that the underlying Account has been assigned to Amerisource by Client and that payment thereof is to be made to the order of and paid directly and solely to Amerisource, and (i) communicate directly with Client’s Account Debtors to verify the amount and validity of any Account created by Client.

11.     Covenants by Client.

11.1.     Client shall deliver to Amerisource such documentation as may be requested by Amerisource from time to time, including but not limited to: (a) monthly internally-prepared financial statements, accounts receivable aging and accounts payable aging, to be delivered to Amerisource within 20 days of month-end; (b) quarterly 941 payroll tax filings and proof of payment; (c) annual CPA-prepared (reviewed or audited) financial statements, federal 1120 tax return, and updated corporate financial statements for each corporate guarantor, to be delivered to Amerisource within 90 days of year-end; and (d) any other report or documentation reasonably requested by Amerisource.

11.2.      Client shall not permit its Tangible New Worth (defined as Borrower’s total equity reported on its financial statements in accordance with GAAP, less intangible assets, plus any indebtedness to Amerisource in a format acceptable to Amerisource in its sole discretion) to fall below $3,500,00.00

11.3.     Client shall direct all payments for Client’s Accounts to Amerisource’s P.O. Box address via a change of address letter to be sent to all of Client’s Account Debtors on Client’s letterhead. Client shall imprint this P.O. Box address as the sole remittance address on each and every Invoice and communication to all of its Account Debtors, without exception. Payments received by Amerisource shall be applied against the corresponding open Invoices purchased and ledgered by Amerisource and shall be applied to reduce the Client’s outstanding Obligations to Amerisource with a maximum of three days for check clearance.

11.4.     Any and all checks or other payments received by Client from its Account Debtors or obligors shall be held in trust for Amerisource and shall not constitute the property of Client, and Client shall deliver such instruments in kind to Amerisource within five banking days following the date of receipt by Client. Client shall pay to Amerisource fifteen percent (15%) of the amount of any payment received by Client and not delivered in kind to Amerisource within five banking days following the date of receipt by Client.

11.5.     Client shall notify Amerisource promptly of and, if requested by Amerisource, will settle all disputes concerning any Purchased Account, at Client's sole cost and expense.

11.6.     After written notice by Amerisource to Client, and automatically, without notice, after an Event of Default, Client shall not, without the prior written consent of Amerisource in each instance, (a) grant any extension of time for payment of any of the Accounts, (b) compromise or settle any of the Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

11.7.     From time to time as requested by Amerisource, at the sole expense of Client, Amerisource or its designees shall have access, during reasonable business hours if prior to an Event of Default and at any time if after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Client's books and records, and Client shall permit Amerisource or its designees to make copies of such books and records or extracts therefrom as Amerisource may request.

11.8.     Client shall reimburse Amerisource for any out-of-pocket expenses directly incurred by Amerisource in the administration of this Agreement, including banking fees and fees for periodic field exams, lien searches or other expenses.

11.9.     Client shall pay when due all payroll and other taxes, and shall provide proof thereof to Amerisource in such form as Amerisource shall reasonably require.

11.10.     Client shall not create, incur, assume or permit to exist any lien or security interest upon or with respect to any Collateral now owned or hereafter acquired by Client.

11.11.     Client shall advise Amerisource in writing if it reschedules or extends the due date of any amounts owing from its account debtors.

11.12.     Client shall indemnify Amerisource from any loss arising out of the assertion of any claim that any payment received by Amerisource from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute (“Avoidance Claim”). Client shall notify Amerisource within two business days of it becoming aware of the assertion of any Avoidance Claim. This provision of this Section 13.11 shall survive termination of this Agreement.

12.     Representation and Warranty. Client represents and warrants that:

12.1.     Client is fully authorized to enter into this Agreement and to perform hereunder.

12.2.     This Agreement constitutes its legal, valid and binding obligation.

12.3.     Client is solvent and in good standing in the State of its organization.

12.4.     The Purchased Accounts are and will remain:

12.4.1.     Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Client’s business.

12.4.2.     Unconditionally owed and will be paid to Amerisource without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

12.4.3.     Not sales to any entity which is affiliated with Client or in any way not an “arms length” transaction.

12.5.     Client has not rescheduled or extended the due date of any amounts owing by its account debtors during the past twelve (12) months from the date hereof.

12.6.     Client has not received notice nor does Client have knowledge of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any account debtor.

13.     Default.

13.1.     Events of Default. Any of the following events will constitute an Event of Default hereunder: (a) Client defaults in the payment of any Obligations or in the performance of any covenant herein or provision hereof or of any other agreement now or hereafter entered into with Amerisource, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Client or any guarantor of all or any part of the Obligations becomes subject to any debtor-relief proceedings, (c) any guarantor fails to perform or observe any of such guarantor's obligations to Amerisource or shall notify Amerisource of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) Amerisource for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of all or any part of the Obligations.

13.2.     Waiver of Notice. Client waives any requirement that Amerisource inform Client by affirmative act or otherwise of any Event of Default hereunder. Further, Amerisource’s failure to charge or accrue interest or fees at any “Penalty”, “Default”, or “Past Due” rate shall not be deemed a waiver by Amerisource of its claim thereto.

13.3.     Effect of Default. Upon the occurrence of any Event of Default, in addition to any rights Amerisource has under this Agreement or applicable law, Amerisource may immediately terminate this Agreement without notice, at which time all Obligations shall immediately become due and payable without notice.

14.     Account Stated. Amerisource shall render to Client from time to time a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Client as an account stated, except to the extent that Amerisource receives, within sixty (60) days after the mailing of such statement, written notice from Client of any specific exceptions by Client to that statement, and then it shall be binding against Client as to any items to which it has not objected.

15.     Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Amerisource may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Amerisource of any breach or default by Client hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Amerisource hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Amerisource would otherwise have. Any waiver, permit, consent or approval by Amerisource of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

16.     Termination. This term of this Agreement will expire (a) 36 months from the date of initial funding or (b) 30 days after executed legal documents if an initial funding has not occurred, or (c) May 31, 2024, if neither (a) nor (b) occur (the “Initial Maturity Date”). Client may terminate the Agreement by giving Amerisource sixty (60) days written notice of termination prior to each Maturity Date. Otherwise, the Initial Maturity Date and each Maturity Date thereafter shall be automatically extended for an additional 36 months from the most recent Maturity Date (each a “Renewal Maturity Date”)(the Initial Maturity Date and each Renewal Maturity Date are individually and collectively a “Maturity Date”). Upon termination, Client shall pay the Obligations to Amerisource. In the event of termination of the Agreement prior to a Maturity Date, an Early Termination Fee equal to 3.00% of the Total Credit Facility shall apply if there are more than 24 months remaining until maturity an Early Termination Fee of 2.00% if more than 12 months remaining until maturity; otherwise, an Early Termination Fee equal to 1.00% of the Total Credit Facility shall apply.

17.     Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

18.     Lien Termination. In recognition of Amerisource's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding satisfaction in full of all other Obligations by Client, Amerisource shall not be required to record any terminations or satisfactions of any of Amerisource's liens or security interests on the Collateral unless and until Client has executed and delivered to Amerisource a general indemnity and mutual release in a form acceptable to Amerisource. Client understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

19.     Conflict. Unless otherwise expressly stated in any other agreement between Amerisource and Client, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

20.     Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

21.     Relationship of Parties. The relationship of the Parties hereto shall be that of seller and purchaser of Accounts, and Amerisource shall not be a fiduciary of the Client, although Client may be a fiduciary of Amerisource. The Parties have, for the purposes of Chapter 306 of the Texas Finance Code, characterized the sale of accounts receivable pursuant to this Agreement as a purchase and sale transaction, and not a loan or other transaction for the use, forbearance or detention of money.

22.     Legal Fees. Client agrees to reimburse Amerisource on demand for the actual amount of all costs and expenses, including attorneys' fees and other legal fees, which Amerisource has incurred or may incur in: (a) negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith or in any way arising out of this Agreement; (b) protecting, preserving or enforcing any lien, security interest or other right granted by Client to Amerisource or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims; (c) complying with any subpoena or other legal process attendant to any litigation in which Client is a party; including photocopying, travel, and attorneys' fees and expenses; (d) the actual amount of all costs and expenses, including attorneys' fees, which Amerisource may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Client, including those (i) arising out of the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding, or (iii) opposing confirmation of Client's plan thereunder.

23.     Entire Agreement. This Agreement supersedes all other agreements and understandings between the Parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Amerisource or any third party to induce Client to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

24.     Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Texas.

25.     Jury Trial Waiver. In recognition of the higher costs and delay which may result from a jury trial, the Parties hereto waive any right to trial by jury of any claim, demand, action or cause of action (a) arising hereunder, or (b) in any way connected with or related or incidental to the dealings of the Parties hereto or any of them with respect hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each Party further waives any right to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived; and each Party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any Party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

26.     Venue; Jurisdiction. The Parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Amerisource so elects, be instituted in any court sitting in the State of Texas (the “Acceptable Forums”). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Texas or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Client waives any right to oppose any motion or application made by Amerisource as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

27.     Notice. All notices to Amerisource hereunder shall be deemed given upon actual receipt by a responsible officer of Amerisource.

28.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile, email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CLIENT:                  AMERISOURCE:

Jones Soda Co. (USA) Inc.                                                                       Amerisource Funding, Inc.

 X                                                                                                                                            X

 Name:                                                                                                                                       Name:

Title: Member                                                                                                                             Title:         Managing Director

EXHIBIT A Jones Soda Co., Inc.
Borrowing Base Report

ACCOUNTS RECEIVABLE
1)	Total A/R Ledger Balance
2)	Plus: Addback All Credits
3)	Total Invoice Balance A/R Outstanding
4)	Less: Over 90 Invoice Balance
5)	Less: Dilutive Credits
6)	Total A/R Outstanding < 90 Days
7)	Ineligible A/R:
8)	Less: Miscellaneous Ineligibles
9)	Less: Cross-Age Exclusions
10)	Less: Specific Account Debtor OCLs
11)	Less: Concentration Cap Exclusions
12)	Total Eligible A/R
13)	A/R Availability at 80% Advance Rate

TOTAL AVAILABILITY
14)	Total Availability (Line 13)
15)	Reserves and Loan Balance
16)	Less: Amounts Currently Outstanding
17)	Final Availability